Bank of South Carolina Corporation Declares Dividend

CHARLESTON, S.C., March 23, 2017 /PRNewswire/ -- Today, the Board of Directors of Bank of South Carolina Corporation, (NASDAQ: BKSC) the parent company for The Bank of South Carolina, declared a quarterly cash dividend of $.14 per share to shareholders of record April 4, 2017, payable April 28, 2017. Fleetwood S. Hassell, President and Chief Executive Officer, stated, "February 26, 2017 represented the 30th anniversary of our opening. In recognition and celebration of this milestone, we are pleased to announce a $.14 per share cash dividend – representing the 110th time a regular cash dividend has been paid. Since inception, we have returned in excess of $37 million to our shareholders. We are pleased to have the capital and earnings over the years by which to do so."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Eugene H. Walpole, IV, (843) 724-1500